Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Jim Hartman
Enpath Medical, Inc.
(763) 577-2212
Investors: EVC Group, Inc. Doug Sherk (415) 896-6820 Jennifer Beugelmans (415) 896-6817

July 21, 2005

Enpath Medical Reports Second Quarter Results

Sales Meet Company Guidance

Conference Call Scheduled for 1:30 PM CDT Today

MINNEAPOLIS—Enpath Medical, Inc. (Nasdaq: NPTH) today reported second quarter sales of $7.2 million compared with $7.3 million in the second quarter of 2004.  For the six months ended June 30, 2005, the Company reported sales of $13.8 million, compared with $14.6 million in the same period of 2004.  For the second quarter of 2005, the Company reported a net loss of $225,000, or $.04 per diluted share, compared with a net loss of $1.8 million, or $.31 per diluted share, in the second quarter of 2004.  Second quarter 2004 results included a one-time, non-cash impairment adjustment of $2.8 million ($1.9 million after tax) related to the Company’s safety needle investment.  For the six months ended June 30, 2005, the Company reported a net loss of $575,000, or $.10 per diluted share, compared with a loss of $1.5 million, or $.27 per diluted share for the first half of 2004, including the $1.9 million after tax safety needle impairment adjustment.

“Our second quarter sales results were in line with our previously provided guidance and we achieved gross margins of 38.7%, which was slightly better than the 37.6% reported in the second quarter of last year,” said James D. Hartman, chairman and CEO. “Sales of our core introducer product line were consistent with the second quarter of 2004,” Hartman continued.  “However, sales of advanced delivery products, safety needles and contract manufacturing all declined modestly, resulting in a decline in delivery system sales of approximately $250,000 compared with the same period of 2004.  Within our lead technologies product line, we are beginning to see the positive impact of our involvement with a variety of neuro-stimulation lead projects that we have undertaken on behalf of our partner companies.  As a result, year over year sales in this product line increased 6%.

“As we stated in our July 14, 2005 news release, we are obviously very disappointed with the conclusion by the FDA that it will require human clinical trials in order to grant marketing clearance for the Myopore Rx,” Hartman continued.  “Notwithstanding the original determination agreement with the FDA that human trials were not necessary to grant clearance for our device, it is not feasible for us, due to cost and time considerations, to conduct human clinical trials at this late date in the development cycle, unless those trials are very modest in nature.  We are meeting with our marketing partners to determine other potential courses of action as well as evaluating options related to a further appeal of this most recent FDA decision to the next level within the FDA. Despite this latest decision regarding Myopore Rx, we continue to feel encouraged by our opportunities in Europe.  We are shipping the Myopore Rx steroid lead to one partner in Europe and this partner has indicated to us that both sales and positive customer feedback have exceeded its expectations.

“Our profitability was again affected by higher than anticipated research and development expenditures related to our FDA appeal,” Hartman stated. “It has been an intense, costly and highly sophisticated process that has involved a number of expert consultants.  In addition, our profitability was also affected by development expenditures directed towards our steerable sheath catheter projects, primarily to meet the requirements necessary to complete certain milestone work and to finalize our license and supply agreement with Bard EP, a division of C. R. Bard, Inc., which we announced today in a separate news release.  These products are far more complex than anything we have developed in the past, and we have incurred more significant costs than anticipated related to the testing and manufacturing process development activities that are associated with these projects.  Research and development expenses for the second quarter were $1.6 million or 22% of sales, an increase of 40% over the same quarter in 2004.

“Selling, general and administrative expenses were $1.47 million for the second quarter, or 20.4% of sales, compared to $1.42 million, or 19.5% in the second quarter of 2004.  We continue to monitor our general and administrative expenses and were pleased that those costs actually declined slightly from the second quarter of 2004.  Selling expenses increased about 10% from 2004’s second quarter primarily related to additional physician-based show activity.

 “Our product development pipeline is full at the present time with seven very active advanced delivery introducer projects, including five with companies that are now, or soon to be, in human clinical trials,” continued Hartman. “In addition, we are involved with four neuro-stimulation development projects, a next generation epicardial lead and delivery system as well as a number of enhancements to our core introducer product line.  We continue to stay actively involved in the entities developing the new IS-4 connector configuration, the pacing lead connector technology, and believe the new specifications will be finalized by the European Union in 2005,” Hartman concluded.

2005 Outlook and Guidance

The Company stated that it expects sales for the upcoming two quarters of 2005 to approximate sales achieved in the second quarter, while it achieves modest profitability in those same quarters assuming no significant additional expenditures are made in an effort to gain FDA marketing clearance for the Myopore Rx lead.

Conference Call Today

The management team of Enpath Medical will host a conference call to discuss the results beginning at 1:30 P.M. Central Time, today, July 21, 2005.  To participate, domestic participants should dial 800-257-1927 and international participants should dial 303-262-2138.  A recording of the conference call will be available approximately one hour after the conclusion of the call and can be accessed for seven days.  To access the replay, please dial 1-800-405-2236 for domestic callers and 303-590-3000 for international callers; please reference the pass code 11035104#.

The conference call will also be webcast live on the company’s web site, www.enpathmed.com, and may be accessed by clicking on the 2nd Quarter 2005 Earnings Call icon.  An audio replay will be archived on the Enpath website for one year.

About Enpath Medical

Enpath Medical, Inc., headquartered in Plymouth, Minnesota, is a leader in the design, development, manufacture and marketing of percutaneous delivery systems and stimulation leads technologies.  Its products include venous vessel introducers, epicardial and endocardial stimulation leads, safety needles and other products for use in pacemaker, defibrillator, catheter and infusion port procedures as well as neuromodulation and hearing restoration markets.  Its products are sold worldwide through partnering relationships with other medical device companies.

Safe Harbor

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by some statements made herein.  All forward-looking statements involve risks and uncertainties.  A number of factors that could cause results to differ materially are discussed in our Annual Report on Form 10-K for the year ended December 31, 2004, as well as in our quarterly reports on Form 10-Q and Current Reports on Form 8-K.  Among the factors that could cause results to differ materially are the following: Enpath’s ability to complete development of its Myopore Rx steroid epicardial lead and FasTac Flex delivery tool and obtain regulatory approval to market these devices in a number of countries without significant delay or expenditure of resources; the ability of Enpath and its distribution partners to successfully introduce the Myopore Rx and FasTac Flex;  Enpath’s dependence upon a limited number of key customers for its revenue; the ability of Enpath’s customers to successfully develop and market therapies that utilize the Company’s advanced delivery systems; Enpath’s dependence upon licensing agreements with third parties for the technology underlying some of its products; Enpath’s ability to effectively manufacture its products, including the new Myopore Rx steroid lead and the FasTac Flex delivery device, in anticipated required quantities; Enpath’s ability to develop or acquire new products to increase its revenues; Enpath’s ability to attract and retain key personnel; introduction of competitive products; Enpath’s ability to successfully protect its intellectual property against misappropriation or claims of infringement by third parties; government regulatory matters; economic conditions; and Enpath’s ability to raise capital.  All forward-looking statements of Enpath, whether written or oral, and whether made by or on behalf of Enpath, are expressly qualified by these cautionary statements.  In addition, Enpath disclaims any obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

Condensed Balance Sheets

	Unaudited	Audited
	06/30/05	12/31/04
Assets
Cash and cash equivalents	$—	$362,625
Inventory, receivables and prepaids	8,466,430	8,514,675
Other current assets	796,200	504,683
Property, plant and equipment, net	5,066,521	5,176,086
Goodwill	9,607,975	9,593,662
Intangible assets with finite lives, other	6,736,557	7,016,009
Total Assets	$30,673,683	$31,167,740

Liabilities & Shareholders’ Equity
Current liabilities	$4,708,547	$4,162,001
Long-term liabilities	2,333,320	3,230,882
Shareholders’ equity	23,631,816	23,774,857
Total Liabilities & Shareholders’ Equity	$30,673,683	$31,167,740

Income Statements (Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Sales	$7,193,659	$7,295,113	$13,810,411	$14,592,167
Cost of sales	4,413,522	4,549,519	8,663,749	9,078,339
Gross profit	2,780,137	2,745,594	5,146,662	5,513,828

Operating expenses:
Research and development	1,592,166	1,135,608	2,970,139	2,182,311
Selling, general and administrative	1,466,142	1,420,817	2,922,711	2,696,897
Safety needle asset impairment	0	2,809,199	0	2,809,199
Total operating expenses	3,058,308	5,365,624	5,892,850	7,688,407

Operating loss	(278,171)	(2,620,030)	(746,188)	(2,174,579)

Other income (expense):
Interest expense	(61,151)	(46,486)	(124,153)	(94,151)
Interest income	0	213	0	1,608
Other	(6,392)	(4,315)	(13,953)	(1,032)
Total other income (expense)	(67,543)	(50,588)	(138,106)	(93,575)

Loss before income taxes	(345,714)	(2,670,618)	(884,294)	(2,268,154)
Income tax benefit	121,000	854,644	309,503	725,313
Net Loss	$(224,714)	$(1,815,974)	$(574,791)	$(1,542,841)

Loss per share
Basic	$(0.04)	$(0.31)	$(0.10)	$(0.27)
Diluted	$(0.04)	$(0.31)	$(0.10)	$(0.27)

Weighted average shares
Basic	5,948,430	5,880,308	5,924,135	5,799,922
Diluted	5,948,430	5,880,308	5,924,135	5,799,922